Closing Memorandum

This Closing Memorandum (“Agreement”) is entered into between 2146281 Ontario Limited, an Ontario corporation (“Ontario Limited”), Bancroft Uranium Inc., a Nevada Corporation (“Bancroft” or the “Company”), Andrew Hamilton and P. Leslie Hammond as of October 3, 2007.

1.
Closing.  The Parties acknowledge that concurrently with the execution of this Agreement, Ontario Limited and the Company have closed a purchase transaction whereby the Company has acquired 100% of the issued and outstanding shares of Ontario Limited (the “Closing”).  There are certain conditions precedent to the Closing which have not yet occurred.  In order to close the transaction, the parties are entering into this Closing Memorandum as a means of closing this transaction prior to the completion of the conditions precedent.   The Company has declared a 52 for 1 forward stock split effective October 1, 2007 (“Forward Stock Split”).

2.
Andrew Hamilton Covenants.  Andrew Hamilton agrees to rescind 9,106,000 of his shares in the Company on a pre-Forward Stock Split basis no later than the October 5, 2007 (the “Settlement Date”).  Andrew Hamilton also agrees to sell to P. Leslie Hammond 461,000 of his shares in the Company on a pre-Forward Stock Split basis for $30,000 USD by the Settlement Date.  Andrew Hamilton agrees to resign all offices of the Company and appoint P. Leslie Hammond as the Company’s director, President and Chief Executive Officer by the Settlement Date. Andrew Hamilton also agrees not to engage in any business whatsoever or make any commitment, sign any agreement or issue any shares or options in the Company or otherwise bind the Company in any way accept in order to facilitate post-Closing items or this Agreement.

3.
Waiver.  In consideration of the Andrew Hamilton Covenants listed above, Ontario Limited consents to the Closing and waives the conditions precedent thereto.  However, if the Andrew Hamilton Covenants listed above are not fulfilled by the Settlement Date, Andrew Hamilton is in default (“Andrew Hamilton Default”).  He must cure such default without notice by 5:00 PM October, 14, 2007 or Ontario Limited may rescind the transactions of the Closing immediately thereafter without advance notice.  This is the sole remedy for Ontario Limited or P. Leslie Hammond in the event of an Andrew Hamilton Default.

4.
Miscellaneous.  Each party represents that they have the proper authority to enter into this Agreement and that this Agreement does not conflict with the rights of any third parties.  This agreement shall be governed by the laws of the State of Nevada without respect to its conflict of laws provisions.  This Agreement may be signed in counterparts, together which constitute one instrument.  If any provision of this Agreement is determined to be illegal by a tribunal of competent jurisdiction, such a provision can be severed from this Agreement and the remainder enforceable.  This Agreement represents the full understanding of the parties with respect to the subject matter of the Agreement.

Accepted and agreed to as of the date first written above by:

BANCROFT URANIUM INC.
A Nevada corporation

X          /s/ Andrew Hamilton
Andrew Hamilton
President and CEO

2146281 ONTARIO LIMITED,
an Ontario corporation

X          /s/ P. Leslie Hammond
P. Leslie Hammond
President

ANDREW HAMILTON
An Individual

X          /s/ Andrew Hamilton
Andrew Hamilton

P. LESLIE HAMMOND
An Individual

X          /s/ P. Leslie Hammond
P. Leslie Hammond